Amendment

The Growth Equity Portfolio of the

HC Capital Trust

Amendment, effective March 19, 2015 to that certain Portfolio Management Agreement dated July 18, 2014 (“Agreement”) between Parametric Portfolio Associates, LLC (“Portfolio Manager”) and the HC Capital Trust (“Trust”), a Delaware statutory trust, relating to The Growth Equity Portfolio (the “Portfolio”) of the Trust.

WHEREAS, the Trust has retained the Portfolio Manager to provide a continuous program of investment management for certain assets of the Portfolio (“Account”) pursuant to the Agreement; and

WHEREAS, the Trust and Portfolio Manager have agreed to an additional portfolio management agreement with respect to the Portfolio related to a different investment strategy and pursuant to which Portfolio Manager is entitled to a separate and different fee; and

WHEREAS, the Trust and Portfolio Manager wish to clarify the fee provisions under the Agreement to appropriately identify the assets of the Portfolio to which the agreed upon fees shall apply;

NOW THEREFORE, in consideration of the promises and covenants set forth herein and intending to be legally bound hereby, the parties agree that:

1. The first sentence in Section 2(a) of the Agreement is hereby deleted and replaced with the following:

Portfolio Manager shall provide a continuous program of investment management for that portion of the assets of the Portfolio that may, from time to time be allocated to its Defensive Equity Strategy (“Account”) by, or under the supervision of, the Trust’s Board of Trustees, as indicated in writing by an authorized officer of the Trust.

2. The second paragraph in Section 4 of the Agreement is hereby deleted and replaced with the following:

For purposes of this Section 4, the term “Combined Assets” shall mean the sum of: (a) the net assets in the Account; and (b) the net assets of that portion of each of The Value Equity Portfolio, The Institutional Value Equity Portfolio and The Institutional Growth Equity Portfolio of the Trust allocated to the Portfolio Manager’s Defensive Equity Strategy from time-to-time.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

Parametric Portfolio Associates, LLC		HC Capital Trust

By:	/s/ Orison Chaffee	By:	/s/ Colette Bergman
Name:	Orison Chaffee	Name:	Colette Bergman
Title:	Managing Principal	Title:	VP&Treasurer